                                                                   EXHIBIT 10.19

                     FIBER OPTIC PRIVATE NETWORK AGREEMENT
                                 PRODUCT ORDER

This product Order ("Product Order") together with Exhibit A and the General Terms and Conditions and all addenda attached hereto constitute the Fiber Optic Private Network Agreement ("Agreement") which is effective as of October 1, 1999 by and between Metromedia Fiber Network Services, Inc. ("MFN"), 1 North Lexington Avenue, 4th Floor, White Plains, New York 10601, and Advanced Telcom Group, Inc. ("Carrier") whose address is 100 Stoney Point Road, Suite 130, Santa Rosa, California 95401. Definitions of terms used in this Agreement appear in this Product Order and in the General Terms and Conditions.

1.   Carrier will order and MFN will provide Leased Fiber as follows:

     1.1  Fiber Lease Term: Twenty (20) years


     1.2  Number of Leased Fibers: [*] fibers in a ring configuration


     1.3  Carrier locations ("Location(s)"):

          Ring 1:

          1130 Elden Street, Herndon, VA (HRNDVAHE)
          Route 29 & 211, Centreville, VA (CNVIVACT)
          Potomac View Drive, Sterling, VA (HRNDVAST)

          Ring 2:

          10431 Lee Highway, Fairfax, VA (FRFXVAFF)
          9401 Peabody Street, Manassas, VA (MNSSVAXA)

          Ring #:

          490 Fleet Street, Rockville, MD (RKVLMDRV)
          6015 Montrose Road, Rockville, MD (RKVLMDMR)
          4533 Stanford Street, Chevy Chase, MD (CHCHMDBE)

     1.4  Leased Fiber specifications: See Exhibit A.

     1.5  Installation Charge and Lease Payments:


          One Time Installation Charge: There will be a one-time charge of [*] per central office location listed in Section 1.3 above, which will cover delivery of Leased Fiber from the MFN-negative one manhole through the assigned zero manhole to the Competitive Alternative Transport Terminal (CATT) located in the ASA room or fiber vault within each such central office location. MFN will provide dual entrances to each Central Office when possible. Consequently, the total one time installation charge shall be [*].

          Prepaid Lease Payment: [*] due and payable as follows:


          (i) 40% upon execution of this Product Order and (ii) 20% upon the Turnover Date for Ring 1, 20% upon the Turnover Date for Ring 2 and 20% upon the Turnover Date for Ring 3.

     1.6 Carrier will pay all Applicable Taxes (as defined in the General Terms and Conditions) on the Installation Charge and all Leased Payments as and when due.


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2.   Estimated Backbone Network Installation Completion Date:
     Ring 1: January 3, 2000
     Ring 2: June 30, 2000
     Ring 3: January 3, 2000

3.   Installation Requirements:

     3.1 Carrier will arrange for its own cage space within each of the ILEC Central Offices, and other Locations. Carrier shall also be responsible for extending the fiber from the Competitive Alternate Transport Terminal room to its collocation space.

     3.2 The estimated time required for completion of connectivity from the MFN CATT to the Carrier collocation space will be 30-60 days after Carrier gives MFN written notice of completion of ILEC approval and an executed copy of the ILEC MOP for each ILEC Central Office.

     3.3 The Prepaid Lease Payment includes fiber termination into existing MFN splice points.

     3.4  Collocation in MFN POPs is not included in the Prepaid Lease Payment.

4.   MFN address (and contact person) is as follows:

     Metromedia Fiber Network Services, Inc.
     1 North Lexington Avenue, 4th Floor
     White Plains, New York 10601
     Attn: Vice President -- Marketing

     If declaring a default or termination, a copy of the notice must be sent to:

     Metromedia Fiber Network Services, Inc.
     1 North Lexington Avenue, 4th Floor
     White Plains, New York 10601
     Attn: Vice President -- Legal Affairs

5.   Carrier address (and contact person) is as follows:

     Advanced Telcom Group, Inc.
     100 Stony Point Road, Suite 130
     Santa Rosa, California 95401
     Attn: Chief Operating Officer

6.   Special Requirements:


     6.1 If during the Lease Term Customer wishes to add a new location in the same MFN market to either ring described in Section 1.3 above, Customer will so notify MFN in writing specifying the new location. MFN will complete engineering for the new location within forty-five (45) days after receipt of Customer's request and will thereupon deliver to Customer a Product Order which will include an Estimated Installation Completion Date and an estimated One Time Installation Charge, which will be based upon the estimated cost of all additional engineering and construction, installation and related work, permitting and other directly associated costs required for the additional location plus [*]. If such location is one which is already part of the MFN Network, there shall be no One Time Installation Charge. The Monthly Lease Payment or Prepaid Lease Payment shall be mutually agreed upon by the parties. Customer will have thirty

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     (30) days after receipt of the proposed Product Order to accept the Product
     Order by signing and returning the Product Order to MFN, failing which such Product Order shall be deemed rejected.

     6.2 Customer may lease additional fiber strands, at any time and from time to time, in a ring configuration among the same Locations and on the same Rings as set forth in Section 1.3 above. Such additional fiber strands shall consist of no less than two (2) and no more than twelve (12) additional fiber strands in the aggregate for all such additional Product Orders. The price for each such additional fiber strand, which fiber strand must be taken on all three rings set forth in Section 1.3 above, shall be [*] on a prepaid lease basis. If Customer desires to lease such additional fiber strands, Customer shall send a written notice to MFN at least sixty (60) days prior to Customer's desired Service Date for such additional fiber strands. Such notice shall indicate the number of fiber strands and Service Date desired. Within forty-five (45) days after receipt of such notice, MFN shall confirm the availability of the fiber strands and provide a Product Order, including an Estimated Installation Completion Date and a lease term coterminous with the Lease Term. The exercise of this option shall in all events be subject to the availability of the fiber strands on MFN's Network. Customer shall sign and return such Product Order within five (5) business days of receipt thereof, failing which such Product Order shall be deemed rejected.

The persons signing this Agreement are authorized by the respective parties to do so. Signature constitutes acceptance of all terms and conditions in this Product Order, the Exhibits and the General Terms and Conditions.


ADVANCED TELCOM GROUP, INC.             METROMEDIA FIBER NETWORK SERVICES, INC.


By: /s/ R.T. WARSTLER                   By: /s/ GERARD BENEDETTO
    -----------------------                 --------------------------
Name: R.T. Warstler                         Gerard Benedetto
      ---------------------
Title: President                            VP, Chief Financial Officer
       --------------------                 ---------------------------

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                     FIBER OPTIC PRIVATE NETWORK AGREEMENT

                                   EXHIBIT A

FIBER TESTING & PERFORMANCE CRITERIA

MFN will perform fiber testing as described below on each Leased Fiber and will provide the documentation (hard copy and/or diskette) of results to the Carrier at the Turnover Date. Each "span" will be defined in documentation included in the Carrier's Turnover Date package. Acceptance of a span by Carrier will be an acknowledgement by the Carrier that all Leased Fiber complies with all performance criteria contained herein.

1) POWER TESTING: This end-to-end loss measurement will be conducted for each Leased Fiber in the span and from both directions using an industry-accepted laser source and power meter. The bi-directional average will be used to determine the end-to-end loss of the span at each appropriate wavelength. This test will be conducted at both 1310 nm and 1550 nm for Standard Single Mode Fiber; Dispersion Shifted Fiber (True Wave(TM), LEAF(TM), etc.) will be tested at 1550 nm only. In the event that a span consists of both Standard Single Mode and Dispersion Shifted fiber types, only 1550 nm testing will be conducted. This power testing will ensure fiber continuity and the absence of crossed fibers in the span. Power testing will only be conducted where the Leased Fiber is terminated by MFN in fiber distribution panels at both ends of the span.

2) OTDR TESTING: All traces will be provided in hard copy and diskette form using GR 196 format. This testing will be conducted at both 1310 nm and 1550 nm wavelengths when the Leased Fiber consists of Standard Single Mode Fiber, but will be done at 1550 nm only if the Leased Fiber consists of either Dispersion Shifted Fiber (True-Wave(TM), LEAF(TM), etc.) or a combination of Single Mode and Dispersion Shifted fiber types.

     OTDR testing will be conducted on a bi-directional basis for each Leased Fiber in each span at the appropriate wavelengths for the Leased Fiber described above. However, if due to length or attenuation reasons that the Leased Fiber span exceeds the dynamic range of an OTDR, a portion or all of the span may be tested on a unidirectional basis only. Alternatively, the Leased Fiber span may be divided into shorter testing spans, to the extent reasonably possible, in order to obtain bi-directional analysis. Also, in instances where a Carrier intends to accept Leased Fiber that is not terminated at one end by MFN in a fiber distribution panel (such as in a manhole or handhole) only unidirectional testing will be performed.

     The Turnover documentation package delivered at the Turnover Date will contain the actual traces that detail the testing parameters (including pulse width, averaging and range). The average bi-directional splice loss for all splices within each span will be of 0.15 dB or less while each connector pair (such as at a FDP) will have an average bi-directional connector loss for all splices within each span of 0.5 dB or less for all connectors within each span. (Note that the front and end connector of the span can only be measured uni-directionally and will also have a loss equal to or less than 0.5 dB). In the event that OTDR acceptance testing must be done on a unidirectional basis (for reasons described above), an average per span splice loss will be 0.30 dB.

     All traces will be provided in hard copy and diskette form using GR 196 format. If the average bi-directional splice loss of each span exceeds 0.15 dB (or 0.30 dB uni-directionally), MFN will provide upon the Carrier's request documentation of at least three attempts to reduce this value to below 0.15 dB (0.30 dB uni-directionally). The only exception to this will be in the instance of a splice between two different fiber types (Standard Single-mode to Dispersion Shifted, Depressed-Clad to Matched Clad, fibers with different mode-field diameters).

Carrier should also note that the loss and/or reflectance of the front-end connector (as measured using a launch cord) is only an indicator of a problem such as a defective port, bulkhead, or the like. Since a

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different patch cord will be used by Carrier (that connects to their equipment, for example) to mate to this connector, a different loss and/or reflectance may occur.


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                       FIBER OPTIC PRIVATE NETWORK AGREEMENT

                           GENERAL TERMS AND CONDITIONS

1.    TERM AND LEASE

1.1 MFN hereby leases to Carrier optical fiber ("Leased Fiber") on MFN's fiber optic cable network ("Network") and/or constructed and installed specifically for Carrier and the equipment and interfaces described in the Product Order ("Equipment") , as provided in the Product Order. The Leased Fiber and Equipment leased by Carrier will be referred to as the "Product". The lease term ("Lease Term") and other specific terms pertaining to the Product are set forth in the Product Order. The term "Party" will refer, individually, to either MFN or Carrier and the term "Parties" will refer to both of them. The term "Agreement" will mean and include the Product Order and all Exhibits thereto and these General Terms and Conditions.

1.2 MFN will use commercially reasonable efforts to complete installation of and provide Carrier with access to the Product on or about the Estimated Installation Completion Date specified in the Product Order at the Locations specified in the Product Order ("Turnover Date"). For a period of time not to exceed ten (10) business days after the Turnover Date (the "Acceptance Test Period"), Carrier will conduct such testing as it reasonably deems necessary to ensure that the Product conforms in all material respects to the material technical specifications set forth in the relevant Exhibits ("Specifications"), Carrier will complete such acceptance testing and notify MFN in writing within the Acceptance Test Period of any "Deficiencies" (as defined herein) in the Product, otherwise the Product shall be deemed to be accepted by Carrier, Deficiencies exist if the Product does not conform in all material respects to the relevant Specifications. Upon receipt of such notification from Carrier, MFN will promptly undertake correction of such Deficiencies and restore access to and use of the Product to Carrier. The "Service Date," whereupon the Lease Term commences, will be the earlier of (i) completion of testing and acceptance of Product by Carrier or (ii) expiration of the Acceptance Test Period. MFN shall test the Leased Fibers in accordance with the procedures specified in the Exhibits to verify that the Lased Fibers are installed and operational in accordance with the specifications described in the Exhibits. Fiber testing shall progress span by span along each portion of the Product as cable splicing progresses, so that test results may be reviewed in a timely manner. MFN shall provide Carrier reasonable advance notice of the date and time of each fiber test such that Carrier shall have the opportunity to have a person or persons present to observe MFN's fiber testing. When MFN has determined that the results of the fiber testing with respect to a particular span show that the Leased Fibers so tested are installed and operating in conformity with the applicable specifications set forth in the Exhibits, MFN shall promptly provide Carrier with a copy of such test results.

1.3 Carrier will obtain all necessary approvals for access into the Location buildings and for the use of any required building riser conduit or other required building facilities at all Locations. Unless otherwise provided for in the Product Order, if there is no existing and available riser conduit or other required facilities within such buildings then MFN will perform all construction and installation of such riser conduit and Carrier will reimburse MFN for the entire cost to construct and install such riser conduit plus [*] plus applicable sales or other taxes.

1.4 Upon the expiration of the Lease Term, or any earlier termination of this Agreement, Carrier will promptly remove from any property owned, leased or licensed by MFN all Carrier property, equipment and other materials used in connection with the Product within forty five (45) days from such expiration or termination. Carrier will complete such removal in a manner that does not interfere with or damage the Product or the Network. If Carrier fails to

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remove its property within such period, such property will be deemed abandoned, and MFN will make such disposition of the property as it deems necessary at Carrier's sole expense.


































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2.   TERMS OF PAYMENT

2.1 Unless otherwise provided for in the Product Order, Carrier agrees to pay the One Time Installation Charge upon the execution of this Agreement and the Prepaid Lease Payment as provided in the Product Order. Carrier will also pay to MFN all applicable sales or other taxes other than taxes on or measured by MFN's income or capital, ("Applicable Taxes"), unless Carrier is eligible for an exemption and Carrier provides to MFN an exemption certificate or other documentation. Commencing on the earlier of (i) the Service Date for the first Location of each Ring or (ii) 180 days after the effective date of the product Order (unless all such delays are caused by or result from the act or omission of MFN), Carrier will pay the Prepaid Lease Payment (and the Monthly Maintenance Payment for the Equipment, if applicable) plus Applicable Taxes. The Prepaid Lease Payment, if any, will be paid as provided in the Product Order.

2.2 The Monthly Lease Payment for the Leased Fiber and, if applicable, the Monthly Maintenance Payment for the Equipment and any payment pursuant to a collocation agreement, if any, (together, the "Payment") will be increased (but not decreased) each year during the Lease Term by the percentage increase, if any, in the Consumer Price Index -- Urban Wage Earners and Clerical Workers (U.S. City Average, All Items, Base
     1982-1984 equals 100) (the "Index"), as published by the United States Department of Labor, Bureau of Labor Statistics (the "Bureau"). The Index for the calendar month which is four (4) months prior to the Service Date will be compared with the Index for the calendar month which is four (4) months prior to each anniversary of the Service Date during the Lease Term and the Payment will be increased in accordance with the percentage increase, if any, between such Indexes.

2.3 If Carrier fails to pay any sum when due pursuant to this Agreement, then, in addition to such sum, Carrier will pay interest on such unpaid sum at the lower of the highest legal rate of interest permitted in the State of New York or one and [*] per month.

3.   MAINTENANCE, RESTORATION AND REPAIR OF THE NETWORK AND PRODUCT MONITORING

3.1 MFN will provide remote monitoring of the Network and the Product to the extent that the Product is incorporated into the Network. MFN will use commercially reasonable efforts to maintain the Product in accordance with the Specifications (subject to reasonable wear and tear) and the Network in good operating condition at all times during the Lease Term. The foregoing maintenance will be at no additional charge to Carrier, except as set forth in Section 3.4 hereof.

3.2 An "Outage" will mean the complete interruption of communications on one or more of Carrier's Leased Fibers resulting from physical damage to, or severance of, or a break in, or other failure for any Product. If an Outage or any other material degradation of service on any Leased Fibers occurs Carrier will immediately notify MFN by telephone at (888) 636-2778 or through such other notification procedure as Parties may establish. Provided that MFN personnel or contractors have access to affected Carrier facilities immediately upon notification, MFN will respond and commence work within two (2) hours after the time of notification by Carrier and restore effective use of the Product as expeditiously as practicable, but in no event more than four (4) hours after receipt by MFN of Carrier's notification, subject to "Force Majeure" as provided in Section 11 hereof.

3.3 Except for any Outage caused by or resulting from (i) Force Majeure as set forth in Section 11 hereof; (ii) the act or omission of Carrier, its employees, agents or contractors; (iii) any of Carrier's equipment or facilities used in connection with the Product; or (iv) planned Outages by reason of Services which have been scheduled and approved in advance by Carrier ("Excepted Outages") in the event of an Outage, Carrier will receive from MFN a


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     credit ("Outage Credit") calculated at [*] of the Leased Fiber Monthly
     Lease Payment for the affected Leased Fiber strands for each [*] of Outage, up to a maximum of the Leased Fiber Monthly Lease Payment for [*]. Except in the case of a Prepaid Lease Payment or termination as provided in this
     Section 3.3, the Outage Credit will be applied against future payments which may become due and payable by Carrier to MFN. The Outage Credit will be determined by dividing the total Leased Fiber Monthly Lease Payment by the number of Locations and dividing this result by the number of Leased Fiber strands to determine the Leased Fiber Monthly Lease Payment per Leased Fiber Strand. This result is then multiplied by [*] and by the number of [*] Outage periods. For example, if the Leased Fiber Monthly Lease Payment for six (6) Locations is [*], the Leased Fiber Monthly Lease Payment for each Location would be [*], and if there were four (4) Leased Fiber strands for each Location, the result would be [*] per Fiber Strand. If the Outage affected two (2) strands at one Location for [*], the Outage Credit would be [*]. For purposes of determining the Outage Credit pursuant to this Section 3.3, if the Product Order provides for a Prepaid Lease Payment, then the Monthly lease payment will be determined by dividing the Prepaid Lease Payment by the total number of months of the Lease Term. The Outage Credit will be in the form of a cash payment to Carrier by MFN if Carrier has paid the Prepaid Lease Payment in full or if this Agreement is terminated by either Party as provided in Section 3.4 hereof. Outage Credits will not be credited or payable for any period of time during which MFN personnel or contractors are denied access to Carrier Locations or other facilities to remedy an Outage.

3.4 If an Outage occurs and continues for a period longer than fifteen (15) days for any reason other than "Force Majeure" as defined in this Agreement, then at any a time thereafter, unless and until such Outage is corrected, either Party can terminate this Agreement and the Product Order with respect to the Product subject to the Outage by written notice of such termination delivered to the other Party. Notwithstanding the foregoing, if such Outage occurs and continues by reason of a breach by a Party of its obligations under this Agreement, such breaching Party will not have any right to terminate this Agreement. The Outage Credit and right to terminate will be the sole and exclusive remedy of Carrier and liability of MFN for any Outage regardless of the cause of such Outage.

3.5 If all or part of the Product requires restoration, replacement or repair by reason of an act or omission of Carrier, its employees, agents or contractors or any of Carrier's equipment or facilities used in connection with the Product, such repair, replacement and/or restoration will be made by MFN, at Carrier's sole expense, in accordance with MFN's then current time and materials rates plus Applicable Taxes. In addition, Carrier will not receive any Outage Credit by reason of the foregoing.

3.6 MFN may assign or subcontract to any third party any or all of its performance obligations (including limitation maintenance) under this Agreement and Product Order at any time, without the consent of Carrier, provided that MFN will remain obligated for such performance in accordance with the terms of this Agreement.

3.7 MFN will have the right to inspect Carrier's use of the Product at any time and from time to time during normal business hours upon at least "twenty-four (24) hours" prior notice by MFN.

4.   USE AND OWNERSHIP OF THE PRODUCT

4.1 Carrier will not, by itself or through any agent or contractor, make any repair to or replacement of the Product or the Network or any other equipment or facilities provided by MFN in connection with the Product or otherwise. Carrier will not install any equipment to be used with the Product or use the Product in any manner which damages or interferes with the Product or the Network. Subject to the provisions of this Agreement, Carrier shall


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     have full and complete control and responsibility for determining the equipment to be used in conjunction with the Product.

4.2 Carrier will use the Product in full compliance with all applicable federal, state and local laws, rules and regulations and all applicable franchises, rights of way, leases, licenses, contracts and other obligations to third parties with respect to the Network or Product. Carrier will obtain and maintain in effect during the Lease term all rights, leases, licenses, permits and governmental or non-governmental approvals necessary for use of the Product by Carrier and its customers.

4.3 Carrier acknowledges and agrees that the Product is provided for use (1) exclusively by Carrier and/or affiliated entities which control or are controlled by or commonly controlled with Carrier ("Affiliates") which are named in the Product Order (if so named, then the term "Carrier" as used in this Agreement will include any such Affiliates of Carrier), (2) customers of Carrier and (3) in either case only in the ordinary course of business of Carrier. For purposes of this Agreement, the ordinary course of Carrier's business shall not include the sale, leasing or granting of any rights of use in "dark fiber", as such term is commonly understood in the telecommunications industry. Carrier will not under any circumstances (a) permit or provide access to or use of the Product, in whole or part, to any third party (other than a customer of Carrier in the ordinary course of business of Carrier), pursuant to (by way of example and not in limitation) sublease, license, sublicense or resale, or any other right to use, or (b) share or otherwise utilize in conjunction with a third party (including without limitation in any joint venture or as part of any outsourcing activity) any of the Product. Any breach of this Section 4.3 will be deemed to be a material breach of this Agreement and in the event of such material breach MFN will have the right to immediately terminate this Agreement, any applicable Product Orders and Carrier's access to the Network, in addition to any and all rights and remedies.

4.4 MFN retains all right, title and interest in and to the Product and the Network to the points within the locations specified in the Product Order at which MFN's facilities end and Carrier's facilities begin, subject only to the grant of access and use provided to Carrier pursuant to this Agreement. MFN agrees to use commercially reasonable efforts to obtain a non-disturbance agreement from any third party in favor of which MFN in its discretion shall have granted after the date hereof a security interest or lien on all or part of the Product.

4.5 MFN reserves the right to utilize unused external building access and space within the building conduit(s) occupied by the Product at the locations and otherwise, provided that such use does not interfere with or hinder Carrier's use of its Product as permitted hereunder.

5.   AUTHORIZATIONS; RELOCATION; CONDEMNATION

5.1 "Authorization(s)" will mean all material and applicable governmental or non-governmental licenses, easements, rights of way, conduit, pole attachment and any other facilities or property rights, licenses, contracts, franchises, approvals, permits, orders, consents, and all other rights required for MFN to operate and maintain the Network or provide the Product to Carrier pursuant to this Agreement.

5.2 MFN will use commercially reasonable efforts to have or obtain by the Service Date, all Authorizations and to maintain or renew all such Authorizations through the Initial Term and to replace such Authorizations with reasonably suitable replacement Authorizations if any expire or are terminated or discontinued during the Initial Term. If any Authorizations are modified, terminated or discontinued and not replaced, and the loss of such Authorizations threatens to cause or does cause material financial harm to MFN, or prevents or materially interferes with MFN's control, possession and/or use of the Network or ability to lease the Product or materially and adversely affects the use by Carrier of the Product, then MFN will


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      at its option either (i) provide Carrier with comparable Product or fiber optic capacity on portions of MFN's then existing Network (and/or other MFN Networks, including networks belonging to or controlled by MFN Affiliates) or on networks of third parties, or (ii) terminate this Agreement with respect to the effected Product and rebate to Carrier the pro rata portion of all Prepaid Lease Payments allocable to the terminated Product and amortized over the remainder of the Lease Term. The foregoing will be MFN's sole and exclusive liability and Carrier's sole and exclusive remedy with respect to the foregoing.

5.3 If MFN receives notice of any request, intent or plan by any governmental or non-governmental third party, to relocate any material part of the Product or any material segment of MFN's Network used in the provision of the Product, MFN will notify Carrier of such request, intent or plan. If MFN is required by any such third party to relocate any segment of MFN's network used in providing the Product, MFN will give Carrier at least sixty (60) days (or such lesser period of notice that MFN may have received) prior written notice of any such relocation ("Relocation Notice"). Together with the Relocation Notice, MFN will provide an estimate of the cost of such relocation. MFN will relocate the Leased Fibers, and, to the extent MFN is not reimbursed for the cost of such relocation by a third party, governmental entity or otherwise, Carrier will pay its pro rata share of the costs associated with the relocation of the Product; except, however, to the extent that such relocation is the direct result of any negligent or willful act or omission of MFN, MFN will use its commercially reasonable efforts to secure an agreement for reimbursement from any third party, governmental entity or otherwise, requiring any relocation of the Network and the Product.

5.4 If any portion of the Network or the Product and/or the Authorizations in or upon which the Product has been installed, become the subject of a condemnation proceeding which is not dismissed within one hundred eighty
      (180) days after the date of filing of such proceeding and which could reasonably be expected to result in a taking by any governmental agency or other party having the power of eminent domain for public purpose or use, both Parties will be entitled, to the extent permitted under applicable law, to participate in any condemnation proceedings for compensation by either joint or separate awards for the economic value of their respective interests in the Leased Fibers that are subject to such condemnation proceeding.

5.5 MFN shall be responsible for and shall timely pay any and all fees, taxes, levies, charges or withholdings of any nature, together with any penalties, fines, or interest thereon relating to the Authorizations.

6.    WARRANTIES

6.1 MFN warrants to Carrier that upon the Service Date the Product will operate in accordance with the specifications related thereto.

            EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, MFN DISCLAIMS ALL WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE (i) NETWORK OR PRODUCT, (ii) THE LEASE GRANTED PURSUANT HERETO, (iii) MAINTENANCE SERVICES (iv) CONSTRUCTION AND INSTALLATION SERVICES, IF ANY, AND (v) ANY OTHER SERVICES(S) (HEREINAFTER (iii) THROUGH (v) WILL COLLECTIVELY BE REFERRED TO AS "SERVICES") PROVIDED BY OR ON BEHALF OF MFN HEREUNDER.

7.    LIABILITY/INDEMNIFICATION

  7.1 Except for the gross negligence or willful misconduct of a Party hereto and except where a specific remedy is provided in this Agreement, the liability of each Party to the other Party for damages will be limited to [*]. In no event will either Party be liable to the other Party for any incidental, indirect, special, consequential, exemplary, or punitive damages arising out of or relating to this Agreement, the lease granted hereunder, the Network, Product or Services provided hereunder, including damages based on loss of revenues, profits or lost business opportunities, regardless of whether the respective Party had been advised of or could have foreseen the possibility of such damages.

  7.2 Each Party agrees to indemnify, defend and hold the other, its officers, directors, employees, agents and contractors harmless from and against all loss, damage, liability, cost and expense (including reasonable attorney's fees and expenses) by reason of any claims or actions by third parties for (i) bodily injury, including death, (ii) damage, loss or destruction of any real or tangible personal property (including without limitation the Network and Product) which third party claims arise out of or relate or (a) any Product or Services provided by or on behalf of MFN hereunder, (b) a Party's performance of or failure to perform any term, condition or obligation under this Agreement, (c) any act or omission of a Party's directors, agents, employees, contractors, representatives or invitees, or (d) Carrier's or its customer's use of the Product and conduct of their respective businesses including without limitation the content of any video, voice or data carried by Carrier or its customers on the Product or Network.

  7.3 Except as otherwise set forth in this Agreement, nothing contained herein will operate as a limitation on the right of either Party to bring an action for damages against any third party based on any act or omission of such third party as such act or omission may affect the construction, operation, or use of the Product. Each Party agrees to execute such documents and provide such commercially reasonable assistance, at the claiming Party's sole expense, as may be reasonably necessary to enable the claiming Party to pursue any such action against such third party.

  8.   CONFIDENTIALITY
       --------------

  8.1 The Parties acknowledge and agree that this Agreement and the information each Party has provided or will provide in connection with this Agreement or that the other Party learns or obtains from a source other than public domain or from a source (including a Party) not in violation of any obligation of confidentiality, are and will be confidential and proprietary to the Party providing such information (the "Providing Party"). The Party in receipt of or learning or obtaining the confidential information (the "Receiving Party") agrees not to distribute, use or disclose to any third party the confidential information of the Providing Party.

  8.2 Except as may be required by applicable legal requirements in the course of defending or prosecuting a legal, insurance or other claim or as required by applicable law, rule or regulation, Receiving Party will restrict dissemination of confidential information to only those persons who must have access to such confidential information in order to perform their respective rights or obligations hereunder. The Receiving Party will promptly notify the Disclosing Party of any such required disclosure to enable the Disclosing Party to seek protective relief therefrom and shall cooperate as the Disclosing Party may request in connection therewith.

  8.3 Carrier may disclose the identity of MFN as a supplier of Carrier, and MFN may disclose the identity of Carrier as customer of MFN, each with the prior written consent from the others which consent will not be unreasonably withheld or delayed; provided; that no such disclosure shall imply any endorsement of the disclosed Party or contain any misleading reference to the nature of the relationship between the Parties.

--------------------
[*] Information redacted pursuant to a confidential treatment request throughout this exhibit.

8.4 Each Party acknowledges and agrees that the information of the Disclosing Party described in this Section 8 constitutes valuable property of the Disclosing Party and that Disclosing Party will suffer irreparable injury not compensable by money damages for which the Disclosing Party will not have an adequate remedy at law in the event of a breach by the Receiving Party of the provisions for this Section 8 and therefore the Disclosing Party shall be entitled to injunctive relief to prevent or curtail any such breach, threatened or actual. The foregoing shall be without prejudice to or limitation on any other rights a Party may have under this Agreement, at law or in equity.


9.   NOTICES

Unless otherwise provided herein, all notices and communications concerning this Agreement will be in writing and sent to the address (and contact person) specified in the Product Order, or at such other address as may be designated in writing by a Party. Unless otherwise provided herein, notices will be sent by certified US Postal Service, return receipt requested, or by commercial overnight delivery service, or by facsimile, and will be deemed delivered, if sent by US Postal Service, five (5) days after deposit, if sent by facsimile, upon verification or receipt or, if sent by commercial overnight delivery service, one (1) business day after deposit therewith.

10.  RENEWAL TERM

Provided that Carrier is not in breach of any of its material obligations under this Agreement and subject to the conditions of this Agreement, Carrier may renew the term of this Agreement for the Product for one (1) additional renewal term upon the terms and conditions of this Agreement, except for the length of such renewal term and the Installation and Lease Fee payments, which the Parties will negotiate in good fifth following Carrier's written request for renewal delivered to MFN no earlier than one year before the scheduled expiration date of the initial term and no later that ninety (90) days before such expiration date.

11.  TERMINATION/FORCE MAJEURE

     11.1 If any of the following events of default occur, the non-breaching Party (if MFN) will have the right to deny access by Carrier to the Product or Network and (if either Party) to terminate this Agreement by written notice following the expiration of any periods of time included in the following, such termination to be effective in the on the date set forth in the written notice of termination:

          11.1 (a) If Carrier terminates any Product Order at any time before the expiration of the Lease Term (whether before or after the Turnover Date) or falls to make any payment hereunder within five (5) days or receipt of written notice of late payment from MFN, MFN will have the right to terminate this Agreement and deny access by Carrier to the Product or Network immediately without further notice to Carrier.


          11.1 (b) If a Party breaches any material term or condition of this Agreement and such breach remains uncured thirty (30) days after delivery to the breaching Party of written notice of such breach, unless the breach is of a nature or involves circumstances requiring more than thirty (30) days to cure, or if MFN's failure is failure to complete construction, installation, and successful fiber acceptance and testing by the Estimated Installation Completion Date, the time period may be extended for such time as will be reasonably required, provided the defaulting party proceeds diligently to cure the breach.

          11.1 (c) A Party applies for or consents to the appointment of a receiver, trustee or similar officer for it or any substantial part of its property or assets, or any such appointment is made without such application or consent by such Party and remains undischarged for a period of sixty
                    (60) days; or

          11.1 (d) A Party consents to the institution of a petition, application, answer, consent, default of otherwise of any bankruptcy, insolvency or reorganization and any such proceeding as instituted against such Party remains undischarged for a period of sixty (60) days.

     11.2 In the event of termination of the Product Order by MFN pursuant to
          Section 11.1 hereof or by Carrier after execution of the Product Order or before the end of the Lease Term (other than by Carrier for cause as provided in this Section 11), MFN will be entitled to receive, and Carrier will immediately pay, the early termination charge ("Early Termination Charge") set forth in the Product Order, and to offset any remaining portion of the Prepaid Lease Payment against any sums otherwise due and payable by Carrier to MFN pursuant to this Agreement.

     11.3 If any Authorization is modified, terminated or discontinued and not replaced as provided in Section 5.2 of these General Terms and Conditions, and MFN has not notified Carrier in writing within sixty
          (60) days after the occurrence of such modification, termination or discontinuance that MFN will provide additional or substitute Product or capacity as provided in Section 5.2, then and thereafter either party has the right, exercisable in its sole discretion, to terminate the Product Order with respect to the affected Product upon thirty
          (30) days prior written notice (or such other notice as is practicable under the circumstances) without liability whatsoever by either Party to the other Party or any party claiming by, through or under such other Party other than the return to Carrier, of the unamortized portion of any Prepaid Lease Payment as of the date of such termination as provided in Section 5.2.

     11.4 Neither Party will be in breach of this Agreement resulting from delay or prevention of performance of such Party which is caused by any act attributable to an occurrence or an event of "Fore Majeure" as defined herein. Neither party will, however, be relieved of liability for failure of performance due to a claimed Force Majeure hereunder if such failure is due to causes arising out of its own negligence or to removable or remedial causes that it fails to remove or remedy using commercially reasonable efforts and within a reasonable period of time.

     11.5 The term "Force Majeure" will mean any cause beyond the control of Carrier (or MFN, as applicable) which, by the exercise of due foresight, Carrier (or MFN) could not reasonably have been expected to avoid, and which by the exercise of reasonable diligence, Carrier (or
          MFN) will be unable to overcome, including but not limited to action by governmental authority including without limitation moratorium on any activities related to the Agreement, third party labor dispute, flood, earthquake, fire, lightning, epidemic, war, riot, civil disturbance, sabotage and the like. The party affected by an event of Force Majeure (the "Affected Party") will notify the other party (the "Other Party") promptly of any occurrence or condition which, in the Affected Party's reasonable opinion, warrants an extension of time. Such notice will specify in detail the anticipated length of delay, the cause of the delay and a timetable by which any remedial measures will be implemented.

12.  ASSIGNMENT; SUCCESSION

     12.1 Carrier will not assign any right nor delegate any duty under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of MFN, such consent not to be unreasonably withheld or delayed. Carrier shall have the right, without MFN' consent, to assign this Agreement to (i) any entity which controls, is controlled by or is under common control with Carrier or (ii) any entity into which Carrier may be merged or consolidated or which purchases all or substantially all of the stock or assets of Carrier; provided that the assignee or transferee in any such circumstance shall continue to be subject to all of the provisions of this Agreement, including, without limitation, the provisions of this section; and provided further that in any of the circumstances described in clauses (i) and (ii) all of the payment obligations of Carrier hereunder for the remainder of the Lease Term shall be paid in full as a condition to such transfer or assignment; and provided further that Carrier shall give MFN written notice identifying the assignee or transferee. Upon any permitted assignment (or delegation) hereunder, Carrier will remain jointly and severally responsible for the performance under this Agreement unless released in writing by MFN. Any permitted assignee will expressly assume all liabilities hereunder prior to the effectiveness of such assignment. Any attempted assignment or delegation without such consent will be null and void and may be deemed by MFN, in its sole discretion, to constitute a material breach of this Agreement.

12.2 The Agreement and Product Order will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

13.  GOVERNING LAW

13.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

14.  SURVIVAL

The Parties' respective representation, warranties, and covenants, together with obligations of indemnification, confidentiality and limitations on liability will survive the expiration, termination or rescission of this Agreement and continue in full force and effect.

15.  ENTIRE AGREEMENT

This Agreement, Product Order, Exhibits and all addenda attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, understandings, and agreement with respect hereto, whether oral or written.

16.  REMEDIES CUMULATIVE

Except as otherwise expressly provided, the rights and remedies set forth in this Agreement will be in addition to, and cumulative of, all other rights and remedies at law or in equity.

17.  REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Party represents, warrants and covenants to the other that (a) it is a corporation, limited liability company, partnership, or other legal entity, duly organized, validly existing and in good standing under the laws of the state of its organization, (b) it has all requisite power and authority to enter into, and perform its obligations under this Agreement and Product Order and (c) this Agreement, when executed, will become the legal, valid and binding obligation of such Party.

18.  CONSTRUCTION OF NETWORK

18.1 MFN shall, at MFN's sole cost and expense, be responsible for and shall effect the design, engineering, installation and construction of those portions of the Network nor already constructed as of the date hereof in accordance with the Specifications set forth in the Exhibits. All Leased Fiber shall meet or exceed the applicable fiber specifications set forth in the Exhibits.

Carter shall have the right, upon written request, to inspect the construction, installation, splicing and testing of the Product during the course and at the time of the relevant design, construction and installation period as may be reasonably permitted by MFN for the purpose of verifying conformity with the Specifications set forth in the Exhibits.

19.   DOCUMENTATION

Not later than ninety (90) days after the Service Date for the Leased Fibers, MFN shall provide Carrier with as-built drawings for such Leased Fibers.

20.   NETWORK ACCESS

20.1 MFN shall provide Carrier with access to, and Carrier shall have the right to connect, at Carrier's sole cost and expense, its telecommunications Network with the Product at various network access points on the Network as may be requested by Carrier and agreed to by MFN. The specific locations of each such connections shall be as mutually reasonably agreed upon by the parties. Any such connection will be performed by MFN, at Carrier's sole cost and expense, in accordance with MFN's applicable specifications and operating procedures.

20.2 Carrier shall pay MFN's cost for each such connection within thirty (30) days of the date of Carrier's receipt of MFN's invoice therefor. In order to schedule a connection of this type, Carrier shall request and coordinate such work not less than ninety (90) days in advance of the date the connection is requested to be completed.

21.   INSURANCE

21.1 During the construction period with respect to any portion of the Product, and until the Acceptance Date with respect thereto, MFN shall procure and maintain in force the following insurance coverage from companies lawfully approved to do business in the state where the construction will be performed:

      (a) not less than $5,000,000 combined single-limit liability insurance, on an occurrence basis, for personal injury and property damage, including, without limitation, injury or damage arising from the operation of vehicles or equipment and liability for completed operations;

      (b) workers' compensation insurance in amounts required by applicable law and employers' liability insurance with a limit of at least $1,000,000 per occurrence;

      (c) automobile liability insurance covering death or injury to any person or persons, or damage to property arising from the operation of vehicles or equipment, with limits of not less than $2,000,000 per occurrence; and

      (d) any other insurance coverage required pursuant to MFN's right-of-way agreements with railroads or other third parties.


21.2 MFN shall require its subcontractors who are engaged in connection with the construction of the Network to maintain insurance in the types and amounts as would be obtained by a prudent person to provide adequate protection against loss. In all circumstances, MFN shall require its subcontractors to carry a minimum of $1,000,000 in commercial general liability.

22.   DISPUTE RESOLUTION

22.1 Except as provided in Article 11, if the parties are unable to resolve any disagreement or dispute arising under or related to this Agreement, including without limitation, the failure to agree upon any item requiring a mutual agreement of the parties hereunder, they shall resolve the disagreement or dispute by arbitration as prescribed in this Section. The Federal Arbitration Act, 9 U.S.C. Sections 1-15, not state law, shall govern the arbitrability of all claims.

22.2 Three arbitrators engaged in the practice of law who are knowledgeable about the subject matter of this Agreement shall conduct the arbitration under the then current rules of the American Arbitration Association (the "AAA"). The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by the AAA.

22.3 The arbitration shall be conducted in the AAA office in Washington, D.C., and all expedited procedures prescribed by the AAA rules shall apply.

22.4 There shall be no discovery other than the exchange of information which is provided to the arbitrator by the parties. The arbitrator shall have authority only to award compensatory damages and shall not have authority to award punitive damages, other noncompensatory damages or any other form of relief; the parties hereby waive all rights to any claims for relief other than compensatory damages. The arbitrators' fees and other costs of the arbitration shall be borne by the party against whom the award is rendered, except as the arbitration panel may otherwise provide in its written opinion.

22.5 If any party files a judicial or administrative action asserting claims subject to arbitration as prescribed herein, and another party successfully stays such action or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay or compelling arbitration, including reasonable attorneys' fees.

23   MISCELLANEOUS

23.1 The covenants, undertakings, and agreements set forth in this Agreement will be solely for the benefit of and will be enforceable only by the Parties hereto or their respective successors or permitted assigns.

23.2 The headings of the Sections of this Agreement are strictly for convenience and will not in any way be construed as amplifying or limiting any of the terms, provisions or conditions thereof.

23.3 In the event any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of this Agreement will be in any way affected thereby.

23.4 This Agreement may be amended only by a written instrument executed by the Parties.

23.5 No failure to exercise and no delay in exercising, on the part of either Party hereunder, any right, power or privilege hereunder will operate as a waiver hereof, except as expressly provided herein.

23.6 This Agreement may be executed in multiple counterparts, each of which will constitute one and the same instrument.